THE INFORMATION BELOW MARKED BY * AND ( ) HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED PORTIONS HAVE BEEN SEPARATELY FILED WITH THE COMMISSION.

                          SPONSORED RESEARCH AGREEMENT

     This SPONSORED RESEARCH AGREEMENT (this "Agreement"), dated as of
January 31, 1992, between OHIO UNIVERSITY, a corporation duly organized and existing under the State of Ohio and having its principal office at 105 Research and Technology Center, Athens, Ohio 45701 (the "University"), and SCIMARK CORP., a corporation duly organized under the laws of New York and having its principal office at 375 Park Avenue, New York, New York 10152 ("Sponsor");

                                   WITNESSETH:

     WHEREAS, in connection herewith, the University and Sponsor are entering into a License Agreement pursuant to which the University will grant to Sponsor, and Sponsor will acquire from the University, an exclusive license under certain patent rights and technology for the purpose of allowing Sponsor to develop, market, and use, worldwide, certain products and processes relating to U.S. Patent No. 5,032,407 and C.I.P. Application USSN (***) reconstitution using yolk sac and other neodetermined cells" by Thomas Wagner, Barbara King and Mike Reed, and U.S. Patent Application USSN (***)" by Thomas Wagner and Lei Han as it directly relates to yolk sac as a delivery system; and limited to the field of use of yolk sac cells, and derivatives therefrom, hematopoietic tissue, hepatic tissue and neural tissue; and

     WHEREAS, the University has experience in the research and development of human diagnostic and therapeutic products and processes and has the facilities, equipment and employees that will permit it to attempt to carry out research and development activities, on behalf of Sponsor, with respect to such rights and technology; and

     WHEREAS, Sponsor desires to engage the University to perform such services in connection with research and development activities, and the University is willing to provide such services;

                                   AGREEMENTS:

     NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the University and Sponsor hereby agree as follows:

Section 1.     DEFINITIONS

     1.1  DEFINITIONS

     As used herein, capitalized terms shall have the respective meanings set forth below or in Schedule A hereto, which is incorporated by this reference as though fully set forth herein.

     "ABANDONED PRODUCT" shall have the meaning set forth in Section 2.1.5 hereof.

     "AVAILABLE FUNDS" shall have the meaning set forth in Section 3.1 hereof.

     "BENCHTOP FLOW CYTOMETER SYSTEM" shall mean the benchtop flow cytometer system manufactured by Becton-Dickenson and costing approximately $116,000.

     "BUDGET" shall mean the reasonably detailed budget for each quarter of the term of this Agreement for the execution of the Development Guidelines, as set forth in the budget attached hereto as Schedule B, as the same may be amended from time to time in accordance with Section 2.1.1 hereof.

     "CASH BALANCE" shall mean the total payments made by Sponsor under this Agreement at any given time, less the total Research and Development Costs incurred by the University at such time. Indirect Research and Development Costs of the University shall be deemed to be incurred as direct Research and Development Costs are incurred by University.

     "CLAIM" shall have the meaning set forth in Section 7.1 or 7.2 hereof.

     "CONFIDENTIAL INFORMATION" shall have the meaning set forth in Section 5.1 hereof.

     "DEVELOPMENT GUIDELINES" shall mean the guidelines for research and development of the Proposed Products, the Specified Technologies, and the Improvements, as set forth in the development guidelines attached hereto as Schedule C, as the same may be revised from time to time in accordance with
Section 2.1.2 hereof.

     "FIRST YEAR MILESTONE" shall mean the establishment of (***)

     "IMPROVEMENTS" shall mean any and all U.S. and foreign patent and patent applications, continuation and continuation applications, continuation-in-part and continuation-in-part applications, divisionals, reissues, re-examinations, improvements, methods, processes, trade secrets, structures, inventions, designs, ideas, formulas, techniques, statistics, product concepts, and other know-how created or discovered as a result of Research and Development.

     "LICENSE AGREEMENT" shall mean the License Agreement between University and Sponsor entered into contemporaneously herewith.

     "PRINCIPAL INVESTIGATOR" shall mean the employee from time to time of the University who shall have primary responsibility for performing the Research and Development and for supervising the University's performance thereof. The Principal Investigator on the date hereof is identified in Schedule D hereto.

     "PROPOSED PRODUCT" shall mean any commercial product or process incorporating any Specified Technology or Improvement which is proposed by Sponsor and described in Schedule F attached hereto, as may be revised from time to time by agreement of the parties.

     "RESEARCH AND DEVELOPMENT" shall have the meaning set forth in Section 2.1 hereof.

     "RESEARCH AND DEVELOPMENT COSTS" shall mean all direct or indirect costs, fees and out-of-pocket or other expenses incurred, paid or accrued by the University in respect of the Research and Development, determined in accordance with Section 3.3 hereof, including, without limitation, the expenses set forth in Schedule E hereto.

     "SECOND YEAR MILESTONE" shall mean the milestone mutually agreeable to the University and Sponsor at the time the First Year Milestone is achieved.

     "SPONSOR INDEMNITEES" shall have the meaning set forth in Section 7.1 hereof.

     "SPECIFIED TECHNOLOGIES" shall mean the technologies specified in Schedule G attached hereto.

     "UNIVERSITY INDEMNITEES" shall have the meaning set forth in Section 7.2 hereof.


     1.2  SINGULAR AND PLURAL.

     Singular and plural forms, as the case may be, of terms defined herein shall have correlative meanings.

Section 2.     RESEARCH AND DEVELOPMENT

     2.1  RESEARCH AND DEVELOPMENT SERVICES

     Sponsor hereby engages the University, and the University hereby agrees to undertake, the research and development of the Specified Technologies and Improvements in accordance with the Development Guidelines for the purpose of allowing Sponsor to develop, use, and sell, the Proposed Products and products and processes which are based on or employ such technologies or improvements on an exclusive worldwide basis (the "Research and Development"). Such services shall be provided as follows:

          2.1.1.    BUDGET

     Expenditures made on behalf of Sponsor by the University, shall not exceed in any year, the amount allocated in the Budget applicable to such year, unless otherwise approved by the Board of Directors of Sponsor. Sponsor shall not be responsible for the reimbursement to the University of any Research and Development Costs which exceed the amount so allocated in the Budget. The University and Sponsor may revise the Budget from time to time if approved in writing by both parties or their authorized representatives.

          2.1.2     BEST EFFORTS

     During the term of this Agreement, the University shall use its best efforts to (a) conduct the Research and Development on behalf of Sponsor with respect to the Specified Technologies and the Improvements in a prudent and skillful manner in accordance in all material respects with the Development Guidelines and the Budget then in effect and applicable laws, ordinances, rules, regulations, orders, licenses and other requirements now or hereafter in effect, and (b) report to Sponsor significant deviations from the Development Guidelines or the Budget in a timely manner. The University may revise the Development Guidelines from time to time with the written consent of an authorized representative of Sponsor. Any revisions to the Development Guidelines shall be noted in a revised Schedule C. The University shall, at Sponsor's expense as described below, furnish all labor and supervision, including, but not limited to, the Principal Investigator, services, supplies and materials necessary to perform the Research and Development in accordance with the Development Guidelines and Budget then in effect. In addition to its undertakings pursuant to the License Agreement, the University agrees to use its reasonable efforts to attempt to obtain, on behalf of and at the expense of Sponsor, any patent or technology license from any other Person that the University reasonably determines to be necessary or useful to enable the University to conduct the Research and Development under this Agreement.

          2.1.3     OTHER ACTIVITIES; SUBCONTRACTS

     During the term of this Agreement, the University or the Principal Investigator, as the case may be, shall devote such time and effort to the performance of services pursuant to this Agreement as may be necessary or appropriate to fulfill its duties as described in this Section 2; however, it is specifically understood and agreed by Sponsor that the University shall not be required to devote full time to such services and that the University shall have the right to engage in its own research and development activities and in other business activities with other persons, and Sponsor shall not, by virtue of this Agreement, have any right, title or interest in or to such independent activities or to the income or profits derived therefrom and, without limiting the University's obligation to use its best efforts to provide certain services hereunder, nothing set forth in this Agreement shall limit or reduce the ability of the University to carry on such other activities; provided, however, that University may not perform sponsored research on behalf of any commercial entity with respect to any technology which is related to the Proposed Products, the Specified Technologies, or the Improvements.

               2.1.4     REPORTS AND RECORDS

     Within forty-five (45) days after the end of each calendar quarter during the term of this Agreement, the University shall provide to Sponsor (a) a reasonably detailed report setting forth the total Research and Development Costs incurred during such quarter in accordance with Section 3.2.2 hereof, and
(b) a brief written summary. During the term of this agreement, representatives of the University will meet with representatives of the Sponsor at time and in a manner mutually agreed upon to discuss progress and results. The written summaries shall contain a brief description of any material developments with respect to the Specified Technologies and the Improvements and progress made in relation to the achievement of the First Year Milestone. The written summary shall be provided to the Sponsor within thirty (30) days after the end of the quarter.

     The University shall prepare a final report, within ninety (90) days after the expiration or termination of this Agreement, setting forth in reasonable detail a summary of the work performed hereunder and the material developments with respect thereto and containing a final statement of all Research and Development Costs billed to Sponsor hereunder. The University shall keep and maintain, in accordance with generally accepted accounting principles, proper and complete records and books of account documenting all of its expenses related to the Research and Development, including those allocated to and reimbursed by Sponsor hereunder. At Sponsor's request and expense, the University shall permit an independent public accountant selected by Sponsor to have access, once in each calendar year during the term of this Agreement and once during the period which is three (3) calendar years following the termination hereof, during regular business hours and upon reasonable notice to the University, to such records and books for the sole purpose of determining the appropriateness of Research and Development Costs invoiced hereunder. The University shall also provide Sponsor with access to copies of the audit workpapers of University's Ohio State or outside auditors.

          2.1.5     ABANDONED PRODUCT

     From time to time, the Board of Directors of Sponsor shall determine in its reasonable business judgment, based on the reports provided by the University pursuant to Section 2.1.4 hereof and after discussions with the management of the University, whether the Research and Development with respect to the development of a particular Proposed Product is rendered or is likely to be rendered unfeasible or uneconomic and should be discontinued. If at any time Sponsor determines based on such reports in its reasonable business judgment, or the University determines with Sponsor's consent

(which shall not be withheld unreasonably), that the Research and Development should be discontinued with respect to the development of a particular Proposed Product, then (a) the Research and Development shall be discontinued with respect to such Proposed Product (an "ABANDONED PRODUCt"), and (b) the University and Sponsor shall agree upon an allocation, to one or more Proposed Products that are not Abandoned Products, the funds that were, in the most recent budget, to be expended for Research and Development activities with respect to such Abandoned Product (but had not yet been expended or irrevocably committed by the University in connection with the research, experimentation and development of such Abandoned Product).

          2.1.6     PRINCIPAL INVESTIGATOR

     The University agrees, that in the event the Principal Investigator identified in Schedule D hereto is unable or unwilling to perform his functions hereunder, it shall designate an alternative Principal Investigator, who must be mutually agreeable to the parties hereto.

          2.1.7     LICENSE TO TECHNOLOGY FOR DEVELOPMENT

     Sponsor hereby grants to the University a sole and exclusive (against Sponsor and all other persons) royalty-free, license, including the right to license or sublicense to other Persons, to employ and engage in any and all uses of the Licensed Products and Licensed Processes, as defined in the License Agreement for purpose of performing its duties hereunder, including, without limitation, the activities described in Section 2.1.2 hereof. The foregoing license shall terminate upon termination or expiration of this Agreement.

          2.1.8     AVAILABLE FUNDS

     The University shall not be obligated to incur Research and Development Costs in excess of the amount of this agreement. Each quarter the University shall present a report of actual costs incurred to the Sponsor. The Sponsor shall have the right to review the reports with the University and disallow any costs which are not appropriate within the terms of the budget presented in Schedule C.

          2.1.9     SECOND YEAR MILESTONE

     Upon the achievement by the University of the First Year Milestone, the parties shall negotiate in good faith to determine the Second Year Milestone.

     2.2  DISCLAIMER OF WARRANTIES

     The University cannot and does not guarantee that the Research and Development will be successful in whole or in part. To the extent that the University has complied with Section 2.1.2 hereof, the failure of the University to develop successfully any Proposed Products will not in and of itself constitute a breach by the University of any representation, warranty, covenant or other obligation under this Agreement. In addition, neither the University nor Sponsor makes any representation or warranty or guaranty that the Available Funds will be sufficient for the completion of the Research and Development or commercialization of the Proposed Products and the University acknowledges and agrees that it has no agreement, arrangement or understanding with the Sponsor for the provision by the Sponsor of monies in excess of the Available Funds.

     2.3  RIGHTS TO PROPERTY

     All right, title and interest to any Improvements acquired or developed pursuant to this Agreement shall be the sole and exclusive property of University. The University shall promptly disclose such Improvements to Sponsor, and Sponsor shall have the right to immediately use such Improvements. Upon becoming a Patent Right (as defined in the License Agreement), an improvement shall automatically and without further action by the parties hereto, such as the additional up front license fees, become subject to the License Agreement. All matters relating to patent applications with respect to Improvements shall be governed Article 6 of the License Agreement. University shall treat all Improvement as Confidential Information subject to section 5 hereof.

     All right, title and interest to the Benchtop Flow Cytometer System purchased in connection with this Agreement shall immediately vest in the University, provided, however, that during the term of this Agreement, Sponsor will have open access to such system. All right, title and interest to any other equipment, supplies materials and other items with a value in excess of $1,000 per item and a useful life beyond three (3) years purchased, built, manufactured or otherwise acquired either from or on behalf of Sponsor in conjunction with the performance of the Research and Development by the University shall immediately vest in the Sponsor, provided, however, that so long as the License Agreement shall remain in effect, the University shall have open access to all such equipment.

     2.4  SPONSOR'S FDA FILE

     Notwithstanding the provisions of Section 2.3 hereof, the University agrees that it will place all notes, know-how, processes, formulations, results, reports and other data which are necessary, appropriate or desirable on the Sponsor's file maintained, or that will be maintained, with the FDA in connection with Sponsor's Investigational New Drug applications for the Specified Technologies, Proposed Products, Improvements, and all related applications.

SECTION 3.     PAYMENT FOR SERVICES; TIMING OF PAYMENTS

     3.1  PAYMENTS

     In consideration of the activities to be carried out by the University hereunder, Sponsor shall pay to University, on the first day of each quarter during the term of this

Agreement, the budgeted Research and Development Costs contained in the Budget for such quarter (such amounts being referred to herein in the aggregate as the "AVAILABLE FUNDS"). All payments to the University shall be in United States dollars and made payable to Ohio University and sent to the University's address set forth in Section 13 below.

     3.2  TIMING OF PAYMENTS

          3.2.1     QUARTERLY PAYMENTS

     While this Agreement remains in effect, during the first year of this Agreement, Sponsor shall pay to the University,

                    (a) $58,000 on the execution hereof representing the Sponsor's share of the cost of the Benchtop Flow Cytometer System, plus;

                    (b) $276,480 payable in quarterly installments on the first day of each quarter in the amounts provided in the Budget.

     If the University achieves the First Year Milestone, or Sponsor nevertheless elects to extend the term of this Agreement for an additional year pursuant to Section 8.3(c) hereof, then while this Agreement remains in effect, Sponsor shall pay to the University,

                    (a) $58,000 payable within fifteen (15) days after the achievement of the First Year Milestone, plus;

                    (b) $302,000 payable in quarterly installments on the first day of each quarter in the second year in the amounts provided in the Budget.

          3.2.2     REIMBURSEMENTS

     Within sixty (60) days after the end of each quarter, the University shall deliver a report for the Research and Development Costs actually incurred in the quarter. Within ninety (90) days after the end of the agreement, the University shall deliver a statement of the actual costs incurred in the agreement year, and, subject to the provisions of Section 2.1.1, Sponsor shall pay to the University any additional Research and Development Costs in excess of the Sponsor's actual payments to the University which were approved in advance in writing by Sponsor. If the amount reflected in the final statement for Research and Development Costs is less than the costs actually paid by Sponsor in the year, the University shall apply such excess against the Research and Development Costs incurred in the next year, or if none, shall promptly refund such amount to the Sponsor.

     3.3  CALCULATION OF COSTS

     Direct costs shall be allocated on a reasonable and consistent basis, and charged to Sponsor for services performed by the University on behalf of Sponsor hereunder. Indirect costs shall be allocated to this Agreement at the rate of forty-four (44%) of the direct costs incurred by the University under this Agreement excluding direct costs for equipment (such as the Benchtop Flow Cytometer System and other assets having a useful life in excess of three (3) years and value in excess of $1,000 per individual item.).

SECTION 4.     REPRESENTATIONS, WARRANTIES AND COVENANTS

     4.1  REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE UNIVERSITY.

     The University represents, warrants and covenants to Sponsor as follows:

               (a) University is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio with corporate powers adequate for executing and delivering, and performing its obligations under, this Agreement;

               (b) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of the University;
               (c) this Agreement has been duly executed and delivered by the University and is a legal, valid and binding obligation of the University, enforceable against the University in accordance with its terms;

               (d) the execution, delivery and performance of this Agreement do not and will not conflict with or contravene any provision of the charter documents or by-laws of the University or any agreement, document, instrument, indenture or other obligation or the University;

               (e) in cooperation with Sponsor, the Development Guidelines were prepared in good faith by or on behalf of the University, based upon information and assumptions that the University believes to be reasonable and correct and the University is not aware of any discovery, change or development concerning any of the Proposed Products having a material adverse effect upon the accuracy or appropriateness of the information or assumptions contained in the Development Guideline nor does the University have any reason to believe that the results of the Research and Development indicated in the Development Guidelines are not achievable;


               (f) in cooperation with Sponsor, the University has proposed, and in cooperation with Sponsor, shall in the future propose, the Budget provided hereunder and any amendments or modifications thereto in good faith; and

               (g) the University shall not enter into any agreement or make any commitment that would contravene any material provisions of, or materially derogate any of the rights of Sponsor under, this Agreement.

4.2  REPRESENTATIONS, WARRANTIES AND COVENANTS OF SPONSOR.

Sponsor represents, warrants and covenants to the University as follows:

               (a) Sponsor is a corporation duly organized, validly existing and in good standing under the laws of the State of New York with corporate powers adequate for executing and delivering, and performing its obligations under, this Agreement;

               (b) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of Sponsor;
               (c) this Agreement has been duly executed and delivered by Sponsor and is a legal, valid and binding obligation of Sponsor, enforceable against Sponsor in accordance with its terms; and

               (d) the execution, delivery and performance of this Agreement do not and will not conflict with or contravene any provision of the charter documents or by-laws of Sponsor or any agreement, document, instrument, indenture or other obligation of Sponsor.

SECTION 5.     CONFIDENTIALITY

     5.1  CONFIDENTIAL INFORMATION

     With respect to all nonpublic proprietary rights or technology disclosed by the University to Sponsor or by Sponsor to the University pursuant to this Agreement and (b) Improvements (hereinafter "CONFIDENTIAL INFORMATION", the party receiving such Confidential Information (which in the case of Improvements, shall be considered the University) shall maintain the confidential and proprietary status of such Confidential Information, keep such Confidential Information and each part thereof within its possession or under its control sufficient to prevent any activity with respect to the Confidential Information that is not specifically authorized by this Agreement or the License Agreement, use all its best efforts to prevent the disclosure of any Confidential Information to any third party unless such disclosure would be allowed by this Agreement or the License Agreement, limit disclosure to only those of its officers and employees who need to know and use its best efforts to ensure that such Confidential Information is used only for those purposes specifically authorized herein; PROVIDED, HOWEVER, that such restriction shall not apply to any Confidential Information which is (a) independently developed by a party outside the scope of this Agreement, (b) in the public domain at the time of its receipt or thereafter becomes part of the public domain through no fault of the recipient, (c) received without an obligation of confidentiality from a third party having the right to disclose such information, (d) released from the restrictions of this Section 5 by the express written consent of the disclosing party, (e) disclosed to any permitted assignee or subcontractor of the University or Sponsor hereunder or under the License Agreement (if such assignee, sublicensee or subcontractor is subject to the provisions of this
Section 5.1) or (f) required by law, statute, rule or court order to be disclosed (the disclosing party shall, however, use its best efforts to obtain confidential treatment of any such disclosure).

     5.2  PERMITTED DISCLOSURES

     Notwithstanding the provisions of Section 5.1 hereof, the University and Sponsor may, to the extent necessary, disclose and use Confidential Information
(a) for the purpose of securing institutional or government approval to clinically test or market any Specified Technology, Proposed Product or Improvement or (b) for the purpose of securing patent protection for an Specified Technology, Proposed Product, or Improvement, PROVIDED, HOWEVER, that in each such instance (i) the other party hereto shall have been notified of the permitted disclosure and (ii) any such disclosure shall be made to Persons which either have agreed to be bound by or are already subject to a duty of confidentiality, for the benefit of a party hereto, substantially the same as that set forth in Section 5.1 hereof, wherever reasonably possible.

SECTION 6.     DISCLAIMER OF WARRANTY; CONSEQUENTIAL DAMAGES

               (a) Nothing in this Agreement shall be construed as a representation made or warranty given by either party hereto that the practice by the other party hereto of any patent license granted hereunder, or that the use of any Specified Technology, Proposed Products, or Improvements licensed hereunder, will not infringe the patent or proprietary rights of any other person. In addition, the University and Sponsor acknowledge that THE SPECIFIED TECHNOLOGY, PROPOSED PRODUCTS, AND THE IMPROVEMENTS ARE LICENSED TO SPONSOR AND THE UNIVERSITY, RESPECTIVELY, AS IS, AND THE UNIVERSITY AND SPONSOR DISCLAIM EXPRESSLY AND HEREBY WAIVE, RELEASE AND RENOUNCE ANY WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO SUCH SPECIFIED TECHNOLOGY, PROPOSED PRODUCTS, OR IMPROVEMENTS, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

                  (b) NEITHER PARTY TO THIS AGREEMENT SHALL BE ENTITLED TO RECOVER FROM THE OTHER ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES.

SECTION 7.     INDEMNIFICATION AND INSURANCE

     7.1  SPONSOR RIGHT TO INDEMNIFICATION

     The University shall indemnify each of Sponsor, its successors and assigns, and the directors, officers, employees and agents thereof (the "SPONSOR INDEMNITEES"), pay on demand and protect, defend, save and hold each Sponsor Indemnitee harmless from and against, on an after-tax basis, any and all liabilities, damages, losses, settlements, claims, actions, suits, penalties, fines, costs or expenses (including, without limitation, reasonable attorneys' fees) (any of the foregoing, a "CLAIM") incurred by or asserted against any Sponsor Indemnitee of whatever kind or nature, including, without limitation, any claim or liability based upon negligence, warranty, strict liability, violation of government regulation, arising from or occurring as a result of (a) any use of the Specified Technologies or Improvements by the University or its Affiliates or sublicensees, (b) any of the activities or services to be performed by the University hereunder, or (c) any breach by the University of this Agreement, except in all cases claims based upon the willful misconduct of Sponsor. Sponsor shall promptly notify the University of any Claim, upon becoming aware thereof, and permit the University at the University's cost to defend against such Claim and shall cooperate in the defense thereof. Neither Sponsor nor the University shall enter into, or permit, any settlement of any such Claim without the express written consent of the other party. Sponsor may, at its option and expense, have its own counsel participate in any proceeding which is under the direction of the University and will cooperate with the University and its insurer in the disposition of any such matter.

     7.2  UNIVERSITY RIGHT TO INDEMNIFICATION

     Sponsor shall indemnify each of the University, its successors and assigns, and the directors, officers, employees and agents thereof (the "UNIVERSITY INDEMNITEES"), pay on demand and protect, defend, save and hold each University Indemnitee harmless from and against, on an after-tax basis, any and all liabilities, damages, losses, settlements, claims, actions, suits, penalties, fines, costs or expenses (including, without limitation, reasonable attorneys' fees) (any of the foregoing, a "CLAIM") incurred by or asserted against any University Indemnitee of whatever kind or nature, including, without limitation, any claim or liability based upon negligence, warranty, strict liability, violation of government regulation, arising from or occurring as a result of
(a) any use of the Specified Technology or Improvements by Sponsor or its Affiliates or sublicensees, or (b) any breach by Sponsor of this Agreement, except in all cases claims based upon the willful misconduct of the University. The University shall promptly notify Sponsor of any Claim, upon becoming aware thereof, and permit the University at Sponsor's cost to defend against such Claim and shall cooperate in the defense thereof. Neither the University nor Sponsor shall enter into, or permit, any settlement of any such Claim without the express written consent of the other party. The University may, at its option and expense, have its own counsel participate in any proceeding which is under the direction of Sponsor and will cooperate with Sponsor and its insurer in the disposition of any such matter.

     7.3  INSURANCE

     The University shall, to the extent available at commercially reasonable rates, maintain, with insurers or underwriters of good repute or University's own self-insurance program, such insurance relating to the Research and Development as is customary for comparable businesses undertaking research programs of a similar nature, to maintain against such risks and pursuant to such terms (including deductible limits or self-insured retentions) as are customary and reasonable for such businesses.

SECTION 8.     TERM AND TERMINATION

     8.1  TERM

     This Agreement shall be effective as of the date hereof and shall continue in full force and effect for two (2) years, unless earlier terminated in part as provided in Section 8.2 or 8.3 hereof.

     8.2  Termination by the University

     The University shall have the right to terminate this Agreement, effective upon written notice of termination to Sponsor in the event that:

               (a) Sponsor shall (i) seek the liquidation, reorganization, dissolution or winding-up of itself of the composition or readjustment of its debts, (ii) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (iii) make a general assignment for the benefit of its creditors, (iv) commence a voluntary case under the Bankruptcy Code, (v) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up or composition or readjustment of debts, or (vi) adopt any resolution of its shareholders or board of directors for the purpose of effecting any of the foregoing; or

               (b) a proceeding or case shall be commenced without the application or consent of Sponsor and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the following shall be entered and continue unstayed and in effect, for a period of forty-five (45) days from and after the date service of process is effected upon Sponsor, seeking (i) Sponsor's liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of Sponsor or of all or any substantial part of its assets, or (iii) similar relief in respect of Sponsor under any law relating to bankruptcy, insolvency, reorganization, winding-up or the composition or readjustment of debts; [or]

               (c)  Sponsor shall fail to pay a payment when due as provided in
Section 3.2 hereof, after receiving (15) days prior written notice of such nonpayment, and such payment is not the subject of a good faith controversy between the parties hereto.

     8.3  TERMINATION BY SPONSOR

     Sponsor shall have the right to terminate this Agreement and any license or sublicense granted hereunder, effective upon written notice of termination to the University in the event that:

                  (a) the University fails to perform or observe or otherwise breaches any of its material obligations under this Agreement and such failure or breach continues for a period of sixty (60) days after written notice thereof to the University from Sponsor; or

                  (b) The Principal Investigator identified on Schedule D hereto is unwilling or able to supervise the performance by the University of this Agreement and no alternative Principal Investigator mutually agreeable to the parties hereto has been designated by the University;

                  (c) upon the one year anniversary of this Agreement, University has failed to achieve the First Year Milestone, provided, however, that at any time prior to thirty (30) days after the first anniversary of this Agreement, Sponsor may elect in writing to extend the term of this Agreement for an additional one (1) year despite the University's failure to achieve the First Year Milestone.

     8.4  EFFECT OF TERMINATION

     Sections 2.1.4, 2.3, 3, 5, 6, 7, 9, 10 and 12 of this Agreement, and all obligations to pay any amounts due hereunder, shall survive, and shall not be affected by, any termination of this Agreement pursuant to this Section 8.

SECTION 9.     PUBLICATION OF RESULTS

     9.1  PUBLIC ACCESS INFORMATION

     Sponsor acknowledges that the basic objective of research activities at the University is the generation of new knowledge and its expeditious dissemination and the University, subject to the provisions of Section 9.2 below, shall have the discretion to publish freely any results of the Research and Development. Sponsor shall provide all reasonable cooperation with the University in meeting this objective. Any such publication by the

University shall acknowledge the Sponsor as the sponsor of the Research and Development.

     9.2  NOTIFICATION TO SPONSOR

     Prior to any publication whatsoever to any third party of the results of the Research and Development, the University agrees that it will:

     9.2.1     AVAILABILITY OF COPIES

     Make available to the Sponsor, at least sixty (60) days in advance, a copy of any document, manuscript or other data incorporating such results of the Research and Development and shall not publish any such document, manuscript or other data to which Sponsor shall reasonably object, provided, however, that Sponsor may not object to the publication of any thesis and/or Dissertation of any student of the University, wherein such publication is required for such student to graduate, provided that, University has adequately protected Sponsor's intellectual property rights, including, but not limited to patent rights, know-how, and trade secrets, pursuant to the procedures contemplated by
Section 9.2.2 hereof;

     9.2.2     PROTECTION OF RIGHTS

     Take all necessary, appropriate or desirable steps to establish and protect its intellectual property rights and ownership in such results of the Research and Development pursuant to Article 6 of the License Agreement, and/or executing confidentiality agreements with third parties who will receive such results of the Research and Development.

SECTION 10.    UNIVERSITY NAME; PRINCIPAL INVESTIGATOR ACTING AS A CONSULTANT

     10.1 CAPITAL RAISING AND FINANCING

     University acknowledges that Sponsor has a legitimate interest in using the name of the University, the University's representative organizations, or the University's employees for capital raising and financing purposes. Accordingly, the University consents to the use by Sponsor and its sublicensees for such purposes, of the name of the University, and University employees having involvement with the Specified Technologies, the Proposed Products, or the Improvements, provided, that Sponsor shall obtain the prior written consent of the University.

     10.2 PRINCIPAL INVESTIGATOR AS CONSULTANT

     The University acknowledges and consents to the employment by Sponsor of the Principal Investigator identified on Schedule D hereto as a consultant to act on behalf of the Sponsor in various activities. Sponsor acknowledges that the Principal Investigator is subject to the University's conflicts of interest and extramural activities policies, a copy of which has been provided to the Sponsor by the University.

SECTION 11.    NO IMPLIED WAIVERS; RIGHTS CUMULATIVE

     No failure on the part of the University or Sponsor to exercise and no delay in exercising any right, power, remedy or privilege under this Agreement, or provided by statute or at law or in equity or otherwise, including, without limitation, the right or power to terminate this Agreement, shall impair, prejudice of constitute a waiver of any such right, power, remedy or privilege or be construed as a waiver of any breach of this Agreement or as an acquiescence therein, nor shall any single or partial exercise of any such right, power, remedy or privilege preclude any other or further exercise thereof or the exercise of any other right, power, remedy or privilege.

SECTION 12.    RELATIONSHIP OF THE PARTIES

     Nothing contained in this Agreement is intended, or is to be construed, to constitute the University and Sponsor as partners or joint venturers or the University as an employee of Sponsor. Neither party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other party or to bind the other party to any contract, agreement or undertaking with any third party.

SECTION 13.    NOTICES

     All notices, requests and other communications to the University or Sponsor hereunder shall be in writing (including telecopy or similar electronic transmissions), shall refer specifically to this Agreement and shall be personally delivered or sent by telecopy or other electronic facsimile transmission or by registered mail, or certified mail, return receipt requested, postage prepaid, in each case to the respective address specified below (or such other address as may be specified in writing to the other party hereto):


     IF THE UNIVERSITY, TO:   Carol Blum / cc: Tom Wagner
                              Assistant Vice President for Research
                              Ohio University
                              105 Research and Technology Center
                              Athens, Ohio  45701

     IF TO THE SPONSOR, TO:   Lindsay A. Rosenwald, MD
                              Chairman
                              Scimark. Corp.
                              c/o The Castle Group Ltd.
                              375 Park Avenue
                              New York, New York 10152

Section 14.    FORCE MAJEURE

     Each party shall be excused for any failure or delay in performing any of its obligations under this Agreement if such failure or delay is caused by Force Majeure.

Section 15.    FURTHER ASSURANCES

     Each of the University and Sponsor agrees to duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including, without limitation, the filing of such additional assignments, agreements, documents and instruments, that may be necessary or as the other party hereto may at any time and from time to time reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes of, or to better assure and confirm unto such other party its rights and remedies under, this Agreement.

Section 16.    SUCCESSORS AND ASSIGNS

     The terms and provisions of this Agreement shall inure to the benefit of, and be binding upon; the University, Sponsor and their respective successors and assigns. Any reference to the University or Sponsor hereunder shall be deemed to include the successors thereto and assigns thereof.

Section 17.    AMENDMENTS

     No amendment, modification, waiver, termination or discharge of any provision of this Agreement, nor consent to any departure by the University or Sponsor therefrom, shall in any event be effective unless the same shall be in writing specifically identifying this Agreement and the provision intended to be amended, modified, waiver, terminated or discharged and signed by the University and Sponsor, and each such amendment, modification, waiver, termination or discharge shall be effective only in the specific instance and for the specific purpose for which given. No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by the University and Sponsor.

Section 18.    GOVERNING LAW

     This Agreement shall in all respects, including all matters of construction, validity and performance, be governed by, and construed and enforced in accordance with, the laws of the State of Ohio applicable to contracts entered into in that state between citizens of that state and to be performed wholly within that state without reference to any rules governing conflicts of laws.

Section 19.    SEVERABILITY

     If any provision hereof should be held invalid, illegal or unenforceable in any respect in any jurisdiction, the parties will reexamine all terms to the agreement to determine then, to the fullest extent permitted by law, (a) those other provisions hereof which shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the parties hereto as nearly as may be possible and (b) such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

Section 20.    HEADINGS

     Headings used herein are for convenience only and shall not in any way affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 21.    EXECUTION IN COUNTERPARTS

     This Agreement may be executed in any number of counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument.

Section 22.    ENTIRE AGREEMENT

     This Agreement constitutes, on and as of the date hereof, the entire agreement of Sponsor and the University with respect to the subject matter hereof, and all prior or contemporaneous understandings or agreements, whether written or oral, between the University and Sponsor with respect to such subject matter are hereby superseded in their entirety.

Section 23.    ARBITRATION

                    (a) At the option of any party, any and all disputes or controversies, whether of law or fact and of any nature whatsoever arising from or respecting this Agreement, shall be decided by binding arbitration in accordance with the rules and regulations of the American Arbitration Association (the "ASSOCIATION").

                    (b) If the parties are unable to agree upon a single arbitrator, the arbitrator shall be a single, independent arbitrator selected by the Association. The Corporation reserves the right to disqualify any individual arbitrator who shall be employed by or affiliated with a competing organization.

                    (c) Arbitration shall take place in a location mutually agreeable to the parties. At the request of any party, arbitration proceedings will be conducted in the confidence; in such case all documents, testimony and records shall be received, heard and maintained by the arbitrator in secrecy under seal, available for the inspection only of the parties and their respective attorneys and their respective experts who shall agree in advance and in writing to receive all such information confidentially and to maintain such information in secrecy until such information shall become generally known. The decision of the arbitrator will be final and binding upon the parties hereto and all persons claiming under and through them.

                    (d) Each party shall bear its own costs in connection with the arbitration procedure.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

          UNIVERSITY:    OHIO UNIVERSITY


                         By: /s/ T. LLOYD CHESNUT

                         Its: Vice President for Research & Graduate Studies

          SPONSOR:  SCIMARK CORP.


                         By: /s/ LINDSAY ROSENWALD

                         Its:
                              ------------------------------------------

                                   SCHEDULE A

                             ADDITIONAL DEFINITIONS

                                      None.

                                   SCHEDULE B

                                     BUDGET



                         Quarter 1                     $69,120
                         Quarter 2                     $69,120
                         Quarter 3                     $69,120
                         Quarter 4                     $69,120
                         Quarter 5                     $75,500
                         Quarter 6                     $75,500
                         Quarter 7                     $75,500
                         Quarter 8                     $75,500

                                   SCHEDULE C

                             DEVELOPMENT GUIDELINES

(***)

                                   SCHEDULE D

                             PRINCIPAL INVESTIGATOR

     1.   The principal investigator shall be Dr. Thomas Wagner



YOLK SAC CELL SPONSORED RESEARCH PROJECT 2-YEAR BUDGET           SCHEDULE E - Research and Development Costs

                                                              YR 1                                    YR 2   2 YEAR
           ITEMS                Q1      Q2     Q3      Q4   TOTALS     Q1      Q2      Q3      Q4   TOTALS   TOTALS

SALARIES

SENIOR CELL BIO TECHNICIAN     6863    6863   7206    7206   28136    7206    7206    7566    7566   29543    57679
ANIMAL CARE TECHNICIAN         3889    3889   4083    4083   15944    4083    4083    4287    4287   16741    32685
CLERICAL                       1830    1830   1922    1922    7503    1922    1922    2018    2018    7878    15381

   SUBTOTAL SALARIES          12581   12581  13210   13210   51583   13210   13210   13871   13871   54162   105745

BENEFITS

SENIOR CARE BIO TECHNICIAN     3064    3064   1858    3476   11461   11461    3476    1950    3974   12876    24337
ANIMAL CARE TECHNICIAN         1923    1923   2203    2203    8252    2203    2203    2543    2543    9493    17745
CLERICAL (CL.P.M)               564     564    610     610    2348     610     610     664     664    2549     4897

   SUBTOTAL BENEFITS           5551    5551   4671    6289   22062   14275    6289    5158    7181   24917    46979

   SUBTOTAL SAL & B'S         18132   18132  17881   19500  738645   27486   19500   19029   21052   79080   152725

SUPPLIES

PLASTICWARE                    2100    2520   2940    2940   10500    4410    4410    4410    4410   17640    28140
TISS.CULT.: MEDIA, SERUM ETC   5000    6000   7000    7000   25000   14000   14000   14000   14000   56000    81000
CAGES & OTHER MOUSERM SUPPL'S 18262       0  18262       0   36523   19175       0   19175       0   38349    74873
FEED & BEDDING                 1850    2220   2625    2625    9320    3938    3938    3938    3938   15750    25070
MISC. CONSUM. LAB SUPPLIES     1000    1000   1000    1000    4000    3750    3750    3750    3750   15000    19000
                                                                 0
   SUBTOTAL SUPPLIES          28212   11740  31827   13565   85343   45272   26098   45272   26098  142739   228083

ADMIN./OTHER COSTS

TRAVEL                         2000    1000   1000    1000    5000    1000    1000    1000    1000    4000     9000
TRAINING                       2000    2500      0       0    4500       0       0       0       0       0     4500
INFO & COMMUNICATIONS           900     900    900     900    3600     945     945     945     945    3780     7380
EQUIP. REPAIR & MAINTENANCE    3000    3000   3000    3000   12000    3300    3300    3300    3300   13200    25200
OFFICE & COMPUTER SUPPLIES      540     540    567     567    2214     624     624     624     624    2495     4709
                                                                 0
   SUBTTL ADMIN/OTHER          8440    7940   5467    5467   27314    5869    5869    5869    5869   23475    50789

EQUIPMENT

CELL SORTER                   58525       0      0       0   58525       0       0       0       0       0    58525
MOUSERM RACKS; OTHER EQUIP     7312       0      0       0    7312    6659       0       0       0    6659    13971
                                                                 0
   SUBTOTAL EQUIPMENT         65837       0      0       0   65837    6659       0       0       0    6659    72496

TOTAL OPERATING COSTS        120621   37812  55175   38532  252139   85285   51466   70169   53018  251953   504092

INDIR.COST @ 44% (NO EQUIP.)  24105   16637  24277   16954   81973   34595   22645   30875   23328  107929   189902

   GRAND TOTAL ALL COSTS     144725   54449  79452   55486  334112  119881   74111  101044   76346  359882   693994

                                   SCHEDULE F

(***)

                                   SCHEDULE G

                             SPECIFIED TECHNOLOGIES

     U.S. Patent Number 5,032,407 and C-1-P Application USSN (***) by Thomas Wagner, Barbara King and Mike Reed and U.S. Patent Application USSN (***) by Thomas Wagner and Lei Han as it directly relates to yolk sac as a delivery system.

                           MEMORANDUM OF UNDERSTANDING
                                       AND
                                    AMENDMENT

     This Memorandum of Understanding ("Memorandum") is made and entered into this 15th day of October 1993 by and between OHIO UNIVERSITY ("OU") and PROGENITOR, INC., a corporation duly organized under the laws of Delaware, having its principal office at 132 North Woods Boulevard, Columbus, Ohio 43235 ("LICENSEE").

     WHEREAS, OU, Scimark Corporation ("Scimark") and The Castle Group, Ltd. have entered into a certain License Agreement dated January 28, 1992 (the "LICENSE AGREEMENT"), and OU and Scimark have entered into a certain Sponsored Research Agreement dated January 28, 1992 (the "RESEARCH AGREEMENT"). The LICENSE AGREEMENT and the RESEARCH AGREEMENT are referred to collectively as the "AGREEMENTS".


     WHEREAS, Scimark has assigned all its rights and obligations under the LICENSE AGREEMENT and the RESEARCH AGREEMENT to LICENSEE and LICENSEE has assumed all of such rights and obligations of Scimark.

     WHEREAS, OU and LICENSEE agree that it is in the best interest of OU and LICENSEE to interpret certain provisions of the LICENSE AGREEMENT and amend the RESEARCH AGREEMENT.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree to the following interpretation and amendment:

     1. Article 2.2 and 3.3 of the LICENSE AGREEMENT are hereby interpreted to allow for the LICENSEE's executive offices to be located at 132 North Woods Boulevard, Columbus, Ohio 43235. LICENSEE further agrees that its executive offices, principal research operations and principal processing/manufacturing operations relating to Licensed Products leased, sold or otherwise distributed for use in the United States shall be located in Ohio. LICENSEE shall maintain discovery research activities related to the Licensed Products and Processes in the Athens, Ohio area. LICENSEE shall use its best efforts to perform processing/manufacturing rights related to Licensed Products or Processes intended for sale or distribution in the U.S. in the state of Ohio, and to locate such activities in the Athens, Ohio area. Provided, however, that LICENSEE may locate such activities outside of the Athens, Ohio area if LICENSEE can demonstrate a material disadvantage for locating such activities in the Athens, Ohio area.

     2. OU and LICENSEE have determined that the First Year Milestone referred to in Article 1.10 of the LICENSE AGREEMENT and the RESEARCH AGREEMENT has been achieved and that the Two Year Milestone referred to in Article 1.11 of the LICENSE AGREEMENT and the RESEARCH AGREEMENT is waived and deemed not applicable. The (***) payment to OU required by the RESEARCH AGREEMENT upon achievement of the

First Year Milestone shall now be due with the last quarterly installment of the Second Year.

     3. LICENSEE agrees to extend for an additional two years its RESEARCH AGREEMENT on similar terms and conditions, provided, however, that such extension is contingent upon LICENSEE consummating a corporate partner collaboration resulting in funding of LICENSEE of at least (***) over the term of the collaboration.

     This Memorandum shall be valid, enforceable, and governed by the laws of the State of Ohio.

     IN WITNESS WHEREOF, the parties hereto have executed this Memorandum as of the day and year first above written.


                         OHIO UNIVERSITY


                         By: /s/ T. LLOYD CHESNUT

                         Its: Vice President for Research and Graduate Studies

                         PROGENITOR, INC.


                         By: /s/ DOUGLASS GIVEN


                         Its: EVP/COO

February 16, 1994

Glenn L. Cooper, M.D.
Chief Executive Officer
Interneuron Pharmaceuticals, Inc.
1 Ledgemont Center
99 Hayden Avenue - Suite 340
Lexington, MA  02173

          Re: AMENDMENT FOR QUARTER BY QUARTER CONTINUATION OF PROGENITOR - OU/EBI SPONSORED RESEARCH AGREEMENT

Dear Mr. Cooper:

     Reference is made to the SPONSORED RESEARCH AGREEMENT effective as of January 31, 1992 (the "Agreement") between the Ohio University ("OU") and Scimark, Corp., now Progenitor, Inc. ("Sponsor"), a subsidiary of Interneuron Pharmaceuticals, Inc., as well as to the MEMORANDUM OF UNDERSTANDING AND AMENDMENT entered into by the same parties on October 15, 1993 (the "Memorandum"). The Edison Biotechnology Institute (f.k.a. Edison Animal Biotechnology Center, or, EABC) (hereinafter "EBI") is a research unit of OU responsible for conducting the continuing research project.

     As contemplated by Section 17 of the Agreement, the Project is hereby modified and continued effective as of January 31, 1994 by mutual agreement of the parties; the Project will proceed on a QUARTER BY QUARTER CONTINUATION basis until 30 days after the consummation (in a fully-executed agreement) of the Sponsor's planned CORPORATE PARTNERSHIP ARRANGEMENT, or until January 30, 1996, whichever date occurs first.

     It is hereby understood that the Sponsor is under no formal obligation to continue the Agreement since such a continuation was deemed contingent upon the prior realization of the CORPORATE PARTNER(SHIP) COLLABORATION; and that such an arrangement has not yet been realized. However, because the Sponsor wishes to continue the project, Sponsor has agreed to fund the work on a quarter by quarter basis at the same funding level as Year 2 of the Agreement (i.e., (***)). Further, the Sponsor intends to continue its diligent efforts to attain the CORPORATE PARTNER(SHIP) COLLABORATION at the earliest possible date, and thereby to facilitate the full funding of Years 3 and 4 in a two year continuation of the Agreement, as agreed upon on agreed upon in the Memorandum.

     Upon finalization of the CORPORATE PARTNER(SHIP) COLLABORATION, the Sponsor will promptly initiate discussions with EBI for formalizing the remaining balance of the two-year agreement as agreed upon in the Memorandum and will execute such an agreement within 30 days of the execution date of the CORPORATE PARTNER(SHIP) COLLABORATION, as required above. At such a time, the Sponsor would also pay an annualized
(***) retroactive cost inflator for each quarterly payment made, or due and payable (i.e., (***)), for up to a maximum of eight (8) quarters envisioned under this interim QUARTER BY QUARTER CONTINUATION.

     In the event that the Sponsor is unable or unwilling to continue this quarter by quarter continuation, the Sponsor agrees to give EBI advance notice of termination by notifying the EBI in writing a full calendar quarter in advance of such termination. To clarify this, calendar quarters begin on the first day of January, April, July and October and end on March 31st, June 30th, September 30th and December 31st, respectively. As such, although notice of termination would occur at some time in one calendar quarter (e.g., between January 1st to March 31st), the advance notice period must include the following full calendar quarter (in this example, April 1st to June 30th).

     The provisions of the Agreement and Memorandum shall otherwise remain in full force until such expiration except that the funding to be provided by the Sponsor pursuant to Section 3 ("Payment for Services; Timing of Payments") and Schedule B ("Budget") shall now be in accordance with the attachment to this Letter Agreement entitled "Schedule of Payments", Attachment A). Sponsor shall make up to 8 quarterly payments, as specified in Attachment A ("Schedule of Payments"). The attachment is hereby incorporated into and made a part of the Agreement.

     If the foregoing is in accordance with your understanding, please so indicate by signing in the space provided below.

     Sincerely,

                                   OHIO UNIVERSITY
                                   By: /S/ T. LLOYD CHESNUT
                                      --------------------------------
                                   Name:  T. Lloyd Chesnut, Ph.D.
                                   Title:  Vice President for Research and
                                             Graduate Studies
                                   Date signed:  February 16, 1994

PROGENITOR, INC.
By: /S/ GLENN L. COOPER
    -------------------------
Name:  Glenn L. Cooper, M.D.
Title:  Chief Executive Officer
Date signed:  2/24/94

                                  ATTACHMENT A

                         QUARTER BY QUARTER CONTINUATION

                              SCHEDULE OF PAYMENTS
(***)

- -------------------------------------------------------------------------------
                                November 16, 1994

David Allen, Ph.D.
Director
The Innovation Center
Ohio University - EBI
20 E. Circle Drive, Suite 190
Athens, OH 457601-3751

Dear Dave:

Reference is made to the yolk sac agreement and the extension to that agreement between Ohio University and Progenitor, Inc. for sponsored research. Thank you for discussions Nov. 3 and Nov. 15. For the yolk sec agreements, Progenitor has been operating under a payment contingency based on completion of our first commercial deal. That first deal hasn't been completed.

 We would like to propose a payment schedule consistent with our ability to pay. The proposal is:

     1.   Begin paying (***)/month for current, on-going work.

     2.   Continue to make the (***)/month payments until the balance is paid.

     3. Continue to make the (***)/month following receipt of (***) or more derived from commercial deals until the balance is paid.

If the foregoing is acceptable, please indicate below and return a copy to me at your earliest convenience.

Sincerely yours,


/S/ DOUGLASS GIVEN


Douglass B. Given M.D., Ph.D.
President and C.E.O.

                                             Accepted: /S/ T. LLOYD CHESNUT

                                             Date:  12/2/94
                                                   --------------------------

     DBG/jab

1507 Chambers Road                                     Telephone: (614)488-6688

Columbus, OH 43212-1566                                Facsimile: (614) 488-0404

- -------------------------------------------------------------------------------

November 22, 1995

David Allen, Ph.D.
Director
The Innovation Center
Ohio University - EBI
20 E. Circle Drive, Suite 190
Athens, OH 45701-3751

REF.:     SPONSORED RESEARCH AGREEMENT DATED JANUARY 31, 1992, AS AMENDED

Dear Dave:

In reference to the above agreement for yolk sac research, we would like to propose a modification to the payment schedule that is consistent with our ability to service our obligation to Ohio University (OU). We propose that OU defer Progenitor's installment payments on its (***) obligation to OU until July 1996 when payment will resume at a rate of (***) per month until our obligation is fulfilled.

If the foregoing is acceptable, please indicate by signing below and returning a copy to me at your earliest convenience.

Sincerely yours,


/S/ DAVID B. BITTNER

David B. Bittner
Director of Finance

                                        Accepted: /S/ DAVID ALLEN

                                        Date: 11/30/95

1507 Chambers Road                                     Telephone: (614)488-6688
Columbus, OH 43212-1566                                Facsimile: (614) 488-0404